Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in this Post-Effective Amendment No. 1 to Form S-1 on Form S-3 of our report dated February 9, 2001, relating to the consolidated statements of operations, stockholders' equity, and cash flows of Plug Power Inc. and its subsidiary for the year ended December 31, 2000 and cumulatively, for the period from June 27, 1997 (date of inception) to December 31, 2000 (not separately presented therein), which appears in Mechanical Technology Incorporated's Annual Report on Form 10-K for the year ended December 31, 2004 as filed with the Securities and Exchange Commission on March 16, 2005.

/s/PricewaterhouseCoopers LLP

Albany, New York

August 16, 2005